Exhibit 99.1
Red Robin Gourmet Burgers Provides Additional Business and Operational Update
Regarding COVID-19

Momentum in Off-Premise Sales Underscores Strength of the Company’s
To-Go, Delivery, and Catering Platform

Greenwood Village, CO – April 14, 2020 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) (“Red Robin” or the “Company”) today provided an update on its sales performance during the first quarter of 2020 and an operational update on additional measures the Company is taking in response to the ongoing COVID-19 pandemic.

Paul J.B. Murphy III, Red Robin’s President and Chief Executive Officer, said, “We continue to be focused on protecting the health and safety of our Team Members and Guests, and are taking additional actions to preserve liquidity, reduce costs, and better position Red Robin for the long term. These include both short- and longer-term initiatives that will enable the Company to more effectively benefit from an eventual recovery in on-premise sales as the impact of COVID-19 subsides. At the same time, we continue to be encouraged by the strong growth in our off-premise sales, which is helping to reduce the impact of the temporary closures on the dine-in business.”

Business Update

Comparable restaurant revenues and average off-premise restaurant revenues per restaurant following the onset of the COVID-19 crisis in the United States and through the week ended April 12, 2020 are as follows:

	QTD	Week ended
	through 23-Feb	1-Mar	8-Mar	15-Mar	22-Mar	29-Mar	5-Apr	12-Apr
Weekly Net Comparable Restaurant Revenues	3.4%	0.9%	(3.7)%	(26.3)%	(72.7)%	(70.5)%	(63.9)%	(65.2)%
Average Off-Premise Sales per Restaurant	$7,674	$8,264	$7,963	$7,534	$13,172	$18,259	$20,782	$19,033

* Note: The week ended April 12 included the Easter holiday weekend which was one week earlier than the prior year

The Company is currently in the last week of its fiscal first quarter, which ends on April 19, 2020, and will provide a detailed financial update in conjunction with its first quarter 2020 earnings results.

Operational Update

Red Robin is continuing to strictly adhere to health and safety protocols recommended by the CDC and state and local health departments to ensure the well-being of its Team Members, Guests and business partners.

The Company is taking the following additional actions to preserve liquidity, reduce costs, and strengthen its organizational structure:

•Temporarily closing 35 Company-operated restaurants, the majority of which are mall-based locations, as of local closing times today. In connection with this, restaurant managers and Team Members have been either furloughed or transferred to nearby restaurants where possible;

•Temporarily reducing pay by approximately twenty percent for all non-furloughed restaurant support center and restaurant supervisory Team Members, effective as of April 20, 2020;

•Eliminating approximately 50 restaurant support center G&A positions, effective as of April 17, 2020; and

•Engaging in constructive discussions with landlords regarding the potential restructuring of lease payments. These discussions are currently ongoing.

Mr. Murphy added, “I’d like to thank all of our Team Members that have been working tirelessly to optimize our off-premise execution, grow our to-go, delivery, and catering channels, and deliver on the Red Robin brand promise to our communities. For all those Team Members affected by the changes announced today, I sincerely thank you for all your contributions to Red Robin and commitment to serving our Guests.”

About Red Robin
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. At Red Robin, burgers are more than just something guests eat; they’re a bonding experience that brings together friends and families, kids and adults. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and cocktails. It’s now easy to take Red Robin anywhere with online ordering for to-go and Gourmet Burger Bar catering pickups through Yummm2Go. There are more than 550 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.

Forward-Looking Statements
Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the impact of COVID-19 on the Company’s business, the ability of the Company’s restaurants to operate on an a substantially all off-premise model, additional measures to further preserve financial flexibility, adherence to the guidance of the CDC and local health departments, further strengthening of the Company’s liquidity position and the Company’s ability to overcome near-term operating conditions and be better positioned for the long term. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the rapidly evolving nature of the COVID-19 pandemic and related containment measures, including the potential for a complete shutdown of Company and franchised restaurants; economic, public health, and political conditions that impact consumer confidence and spending, including the impact of COVID-19 and other health epidemics or pandemics on the global economy; changes in unemployment rates; changes in laws impacting the Company’s business, including increases in minimum wages and benefit costs; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors, and other third parties providing goods or services to the Company; the ability to continue to increase off-premise sales; the effectiveness of the Company’s marketing strategies and promotions and menu changes; the ability to achieve significant cost savings; the cost and availability of key food products, distribution, labor, and energy; the effectiveness of the Company’s long term strategic initiatives; the cost and availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations; the impact of federal, state, and local regulation of the Company’s business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

Contact:
ICR
Raphael Gross, Managing Director
(203) 682-8253